Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

Connecting Real Assets to the Digital Economy

Amended and Restated Stably Enterprise Services Agreement

This Amended and Restated Stably Enterprise Services Agreement (the "**Agreement**"), dated as of the 13th day of June, 2021 (the "**Effective Date**"), is by and between Stably Corporation, a company incorporated in Delaware with a registered address at 16912 Coastal Highway, Lewes, DE 19958 - USA ("**Stably**"), and Vemanti Group, Inc., a company incorporated in California, USA with a registered address at 7545 Irvine Center Dr., Ste. 200, Irvine, CA 92618 (the "**Customer**" or "**Vemanti**"), (individually a "**Party**", or collectively, the "**Parties**").

WHEREAS, the the Parties entered into the Stably Enterprise Services Agreement on 6th May, 2021;

WHEREAS, the Parties now wish to amend and restate the Stably Enterprise Services Agreement; .

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 "**Intellectual Property Rights**" means a Party's respective rights to intellectual property it contributes to the Project under this Agreement as set forth in Annex A.

1.2 "**Customer Materials**" means materials and information, in any form or medium, including any software (including open source software), documents, data, content, specifications, products, equipment, branding, marketing assets or components of or relating to the Software that are proprietary to the Customer.

1.3 "**Deliverables**" means the Software, Documentation, and other Work Product or Services that Stably is required to deliver to the Customer under this Agreement as set forth in Annex A.

1.4 "**Documentation**" means the manuals, installation instructions, governance and operating documents as well as any other supporting materials which are provided with the Software to the Customer whether in printed form or otherwise.

1.5 "**Person(s)**" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

1.6 "**Software**" means all relevant technical descriptions and source codes to the Solution's blockchain-based smart contracts and tokens, the Solution's backend

infrastructure—including but not limited to cloud-based infrastructure, databases, custom tools, technical descriptions and source codes—as well as the Solution's frontend user interfaces and user experience, including both web-based and mobile applications.

1.7 "**Third-Party Material**" means materials and information, in any form or medium, including any software (including open source software), documents, data, content, specifications, products, equipment, or components of or relating to the Software that are not proprietary to Stably.

1.8 "**Work Product(s)**" means the Software, Documentation, Deliverables, specifications, work products, other documents and materials related thereto, that Stably is required to or otherwise does create or provide to the Customer or its designee in connection with the Services. Except as otherwise expressly set forth in this Agreement, Work Product does not include any Derivatives.

2. Engagement of Stably; General Service Obligations.

2.1 Engagement of Stably. The Customer hereby engages Stably, and Stably hereby accepts such engagement, to develop Software and provide services related thereto as further described herein (collectively, the "**Services**") on the terms and conditions set forth in this Agreement.

2.2 Changes. Either Party may, at any time during the Term (as defined in Section 8.1 below), request in writing changes to the Services. No changes will be effective unless and until memorialized in writing signed by both Parties.

2.3 Subcontractors. Stably may from time to time in its discretion engage third Parties to perform Services (each, a "**Subcontractor**").

2.4 Third-Party Materials. The Software may include or operate in conjunction with Third-Party Materials. All Third-Party Materials are provided pursuant to the terms and conditions of the applicable third-party license agreement. The Customer shall comply with all such third-party license agreements and any material breach by the Customer thereof will be deemed a material breach of this Agreement.

2.5 Non-Solicitation. During the Term of this Agreement and for two years after, the Customer shall not, and shall not assist any other Person to, directly or indirectly, recruit or solicit (other than by general advertisement not directed specifically to any Person or Persons) for employment or engagement as an independent contractor any Person then or within the prior 12 months employed or engaged by Stably or any Subcontractor. In the event of a violation of this Section 2.5, Stably will be entitled to liquidated damages equal to the compensation paid by Stably to the applicable employee or contractor during the prior 12 months.

2.6 Deliverable Timeframe. Stably agrees to deliver the product in full working order within an agreed time frame. Should any delays be discovered the Customer is due notice in advance when possible. Severe delays through no fault of the Customer will be subject to a payment penalty equal to the delay.

3. Training, Operation, Maintenance, and Support.

3.1 Training. Stably shall provide the Customer with training and Documentation to independently operate the Software upon delivery to ensure that the Customer can fully operate, maintain and support the Software in the event that Stably permanently halts its Services and/or ceases to exist.

3.2 Operation and Support Services. Stably shall provide the Customer with ongoing operation, maintenance and support services for the Software as, and on the terms and conditions, set forth in Annex A.

4. Fees and Payment.

4.1 Fees. The Customer shall pay Stably fees (the "**Fees**") as set forth in Annex A.

4.2 Reimbursable Expenses. The Customer shall reimburse Stably for pre-approved expenses as incurred by Stably in connection with performing the Services (the "**Reimbursable Expenses**").

4.3 Taxes. All Fees and other amounts payable by the Customer under this Agreement are exclusive of taxes and similar assessments. The Customer is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by the Customer hereunder, other than any taxes imposed on Stably's income.

4.4 Payment. The Customer shall pay all Fees and Reimbursable Expenses in accordance with the details outlined in Annex A.

4.5 Late Payment. If the Customer fails to make any payment when due then, in addition to all other remedies that may be available:

(a) Stably may charge interest on the past due amount at the rate of 1.5% per month calculated daily and compounded monthly or, if lower, the highest rate permitted under applicable law;

(b) The Customer shall reimburse Stably for all reasonable costs incurred by Stably in collecting any late payments or interest, including attorneys' fees, court costs, and collection agency fees; and

(c) If such failure continues for 15 days following written notice thereof, Stably may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to the Customer or any other Person by reason of such suspension.

4.6 No Deduction or Setoff. The Customer shall pay all amounts due under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by Stably, whether under this Agreement, applicable law, or otherwise and whether relating to Stably's breach, bankruptcy, or otherwise.

5. Intellectual Property Rights.

5.1 Work Product. Except as set forth in Section 6.1 and Annex A, all right, title and interest in and to (a) the Work Product and (b) all works, inventions, and other subject matter incorporating, based on, or derived from any Work Product, including all customizations, enhancements, improvements, and other modifications thereof (collectively, "**Derivatives**"), in each case (subclause (a) and subclause (b)) by whomsoever made and including all Intellectual Property Rights therein, are and will remain, as appropriate, with Stably and the respective rights holders in the Third-Party Materials. The Customer has no right or license with respect to any Work Product or Derivatives except as expressly licensed under Section 6.1 or the applicable third-party software license, in each case subject to Section 6.2. All other rights in and to the Work Product and Derivatives are expressly reserved by Stably and the respective third-party licensors.

5.2 Customer Materials. As between the Parties, the Customer is and will remain, the sole and exclusive owner of all right, title, and interest in and to the Customer Materials, including all Intellectual Property Rights therein, subject only to the license granted under Section 6.3. All other rights in and to the Customer Materials are expressly reserved by the Customer.

6. Licenses.

6.1 Stably License. Subject to and conditioned upon the Customer's payment of the Fees and compliance with and performance in accordance with all other terms and conditions of this Agreement, Stably hereby grants to the Customer a fully paid-up and royalty-free, non-transferable, non-sublicensable license: (a) to install, operate, and use the Work Product, solely for the Customer's own lawful business purpose and in accordance with the Documentation; and (b) to use the Documentation and other Work Product solely in connection therewith.

6.2 License Restrictions. The Customer shall not, and shall not permit any other Person to, access or use any Work Product except as expressly permitted by this Agreement and, in the case of Third-Party Materials, the applicable third-Party license agreement. For purposes of clarity and without limiting the generality of the foregoing, the Customer shall not, except as this Agreement expressly permits:

(a) copy, modify, or create derivative works or improvements of the Work Product;

(b) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Work Product to any other Person, including through or in connection with any time-sharing, service bureau, software as a service, cloud, or other technology or service;

(c) reverse engineer, disassemble, decompile, decode, or otherwise attempt to derive or gain access to the source code of the Software or any part thereof;

(d) remove, delete, alter, or obscure any trademarks or any copyright, trademark, patent, or other intellectual property or proprietary rights notices from any Work Product, including any copy thereof;

(e) use any Work Product in a manner or for any purpose that infringes, misappropriates, or otherwise violates any law or Intellectual Property Rights;

(f) use the Work Product for purposes of competitive analysis of the Software, the development of a competing software product or service, or any other purpose that is to Stably's commercial disadvantage; or

(g) use any Work Product in, or in association with, the design, construction, maintenance, or operation of any hazardous environments, systems, or applications;

(h) use any Work Product in a manner that is, or in association with any activity that is unlawful;

(i) otherwise use the Work Product beyond the scope of the license granted under Section 6.1.

6.3 Customer Materials License. The Customer hereby grants to Stably a fully paid-up and royalty-free, non-exclusive right and license to use, reproduce, perform, display, distribute, modify, and create derivative works and improvements of the Customer Materials solely to develop the Work Product and otherwise as necessary to perform the Services for the benefit of the Customer and for Stably's general development and commercialization of

software products/the Work Product and Derivatives. The term of such license will commence upon the Customer's first delivery of the Customer Materials to Stably and continue in effect until the termination or expiration of this Agreement/be perpetual.

7. Confidentiality.

7.1 Confidential Information. In connection with this Agreement, each Party (as the "**Disclosing Party**") may disclose or make available Confidential Information to the other Party (as the "**Receiving Party**"). Subject to Section 7.2, "**Confidential Information**" means information in any form or medium (whether oral, written, electronic, or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party's technology, trade secrets, know-how, business operations, plans, strategies, clients, strategic partnerships, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated, or otherwise identified as "confidential".

7.2 Exclusions. Confidential Information does not include information that: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party's or any of its Representatives' noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third Party that, to the Receiving Party's knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

7.3 Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall:

(a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b) except as may be permitted by and subject to its compliance with Section 7.4, not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party's exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party's obligations under this Section 7.3; and (iii) are bound by written confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 7.3.

(c) safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care its uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; and

(d) ensure its Representatives' compliance with and be responsible and liable for any of its Representatives' non-compliance with the terms of this Section 7.

The Receiving Party shall be responsible for any breach of or non-compliance with this Section 7 by any of its Representatives.

7.4 Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable law to disclose any Confidential Information then, to the extent permitted by applicable law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 7.3; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party's sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 7.4, the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that, on the advice of the Receiving Party's legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party's request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

8. Term and Termination.

8.1 Term. The term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant to any of the Agreement's express provisions, will continue in effect until terminated according to Section 8.2 of this Agreement ("**Term**").

8.2 Termination. In addition to any other express termination right set forth elsewhere in this Agreement:

(a) Stably may terminate this Agreement, effective on written notice to the Customer, if the Customer: (i) fails to pay any amount when due hereunder, and such failure continues more than 10 days after Stably's delivery of written notice thereof; or (ii) breaches any of its obligations under Section 6.2 or Section 7.

(b) Either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party materially breaches this Agreement, and such breach:

(i) is incapable of cure; or (ii) being capable of cure, remains uncured 30 days after the non-breaching Party provides the breaching Party with written notice of such breach.

(c) Either Party may terminate this Agreement, effective immediately, if the other Party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.3 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement:

(a) All licenses granted by either Party to the other will also expire or terminate, except to the extent that any license has an express term that continues for a longer period or is perpetual.

(b) Stably shall (i) return to the Customer all documents and tangible materials containing, reflecting, incorporating, or based on the Customer Materials or the Customer's Confidential Information; and (ii) permanently erase the Customer Materials and the Customer's Confidential Information from its computer systems, except, in each case, to the extent Stably requires or will require such the Customer Materials or Confidential Information to exercise any surviving rights under Section 9.3 or to perform any of its surviving obligations under this Agreement.

(c) The Customer shall (i) return to Stably all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Stably's Confidential Information; and (ii) permanently erase Stably's Confidential Information from its computer systems, except to the extent that such Confidential Information is included in the Work Product licensed to the Customer/the Customer requires such Confidential Information to exercise its rights under the license granted pursuant to Section 6.1.

(d) If the Customer terminates this Agreement pursuant to Section 8.2(b), the Customer will (i) be relieved of any obligation to pay any Fees hereunder and Stably will refund to the Customer Fees paid in advance for Services that Stably has not performed as of the effective date of termination; and (ii) all licenses granted to the Customer in the Work Product will also terminate and the Customer shall immediately cease all use of the Work Product.

(e) If Stably terminates this Agreement pursuant to Section 8.2(a) or Section 12.2(b), all Fees that would have become payable had the Agreement remained in effect until expiration of the Term will become immediately due and payable, and the Customer shall pay such Fees, together with all previously-accrued but not yet paid Fees and Reimbursable Expenses, on receipt of Stably's invoice therefor.

(f) If Stably terminates this Agreement pursuant to Section 8.2(a), all licenses granted to the Customer in the Work Product will also terminate and the Customer shall immediately cease all use of the Work Product.

8.4 Surviving Terms. The provisions set forth in the following Sections, and any other right or obligation of the Parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Section 1, Section 5, Section 9.2, Section 6.1, this Section 7.4, Section 10, Section 11, and Section 12.

9. Representations and Warranties.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization;

(b) it has the full right, power, and authority to enter into, and to perform its obligations and grant the rights and licenses its grants or is required to grant under, this Agreement;

(c) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

(d) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

9.2 Additional Stably Representations, Warranties, and Covenants; Limited Remedy.

(a) Stably represents, warrants, and covenants to the Customer that Stably will perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement.

9.3 Additional Customer Representations, Warranties, and Covenants. The Customer represents, warrants, and covenants to Stably that the Customer owns or otherwise has and will have the necessary rights and consents in and relating to the Customer Materials so that, as received by Stably and used in accordance with this Agreement, they do not and will not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third Party or violate any applicable law.

9.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN Section 9.1, Section 9.2, AND Section 9.3, ALL SOFTWARE, SERVICES, AND WORK PRODUCT ARE PROVIDED "AS IS" AND STABLY HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND STABLY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, STABLY MAKES NO WARRANTY OF ANY KIND THAT THE SOFTWARE OR WORK PRODUCT, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET CUSTOMER'S OR ANY OTHER PERSON'S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES EXCEPT IF AND TO THE EXTENT EXPRESSLY SET FORTH IN THE SPECIFICATIONS, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE. ALL THIRD-PARTY MATERIALS ARE PROVIDED "AS IS" AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD-PARTY MATERIALS IS STRICTLY BETWEEN CUSTOMER AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF THE THIRD-PARTY MATERIALS.

10. Indemnification.

10.1 Stably Indemnification. Stably shall indemnify, defend, and hold harmless the Customer and the Customer's officers, directors, employees, agents, permitted successors, and permitted assigns (each, a "**Customer Indemnitee**") from and against any and all losses incurred by any the Customer Indemnitee resulting from any action by a third Party (other than an Affiliate of a the Customer Indemnitee) to the extent such action is alleging that the Customer's use of the Software (excluding the Customer Materials and Third-Party Materials) in compliance with this Agreement infringes a U.S. Intellectual Property Rights. The foregoing obligation does not apply to any action or losses arising out of or relating to any:

(a) combination of the Software with any hardware, system, or other software or materials not provided or authorized in writing by Stably;

Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

Connecting Real Assets to the Digital Economy

(b) modification of the Software other than: (i) by Stably; or (ii) with Stably's written approval in accordance with Stably's written specification;

(c) failure to timely implement any modifications, upgrades, replacements, or enhancements made available to the Customer; or

(d) act, omission, or other matter described in Section 10.2(a), Section 10.2(b), or Section 10.2(c), whether or not the same results in any action against or Loss by any Stably Indemnitee.

10.2 Customer Indemnification. The Customer shall indemnify, defend, and hold harmless Stably and its Subcontractors and Affiliates, and each of its and their respective officers, directors, employees, agents, successors, and assigns (each, a "**Stably Indemnitee**") from and against any and all losses incurred by any Stably Indemnitee in connection with any action by a third Party (other than an Affiliate of a Stably Indemnitee) arising out of or relating to:

(a) Customer Materials or Stably's use thereof in accordance with this Agreement;

(b) Stably's compliance with any specifications or directions provided by or on behalf of the Customer to the extent prepared without any contribution by Stably; or

(c) any allegation of facts that, if true, would constitute the Customer's breach of any of its representations, warranties, covenants, or obligations under this Agreement.

10.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any action for which such Party believes it is entitled to be indemnified pursuant to Section 10.1 or Section 10.2, as the case may be. The Party seeking indemnification (the "**Indemnitee**") shall cooperate with the other Party (the "**Indemnitor**") at the Indemnitor's sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of such action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor's sole cost and expense. The Indemnitee's failure to perform any obligations under this Section 10.3 will not relieve the Indemnitor of its obligations under this Section 10 except to the extent that the Indemnitor can demonstrate that it has been prejudiced as a result of such failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10.4 Mitigation. If the Software, other than the Customer Materials, is or in Stably's opinion is likely to be claimed to infringe, misappropriate, or otherwise violate any

Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

third-Party Intellectual Property Right, or if the Customer's use of the Software, other than the Customer Materials, is enjoined or threatened to be enjoined, Stably may:

(a) obtain the right for the Customer to continue to use the Software materially as contemplated by this Agreement;

(b) modify or replace the Software, in whole or in part, to seek to make the Software (as so modified or replaced) non-infringing while providing materially equivalent features and functionality, in which case such modifications or replacements will constitute Software under this Agreement; or

(c) by written notice to the Customer, terminate with respect to all or part of the Software the license granted to the Customer under this Agreement and require the Customer to immediately cease any use of the Software or any specified part or feature thereof, provided that if such termination occurs prior to three years after the Effective Date, subject to the Customer's compliance with its post-termination obligations set forth in Section 8.3, Stably will negotiate in good faith a refund or adjustment of Fees with the Customer.

THIS SECTION 10 SETS FORTH CUSTOMER'S SOLE REMEDIES AND STABLY'S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE SOFTWARE) INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

11. Limitations of Liability.

11.1 EXCLUSION OF DAMAGES. IN NO EVENT WILL STABLY OR ANY OF ITS LICENSORS, SERVICE PROVIDERS, OR SUPPLIERS BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY: (a) LOSS OF PRODUCTION, USE, BUSINESS, REVENUE, OR PROFIT , OR LOSS OF DATA OR DIMINUTION IN VALUE, OR (b) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.2 CAP ON MONETARY LIABILITY. IN NO EVENT WILL THE COLLECTIVE AGGREGATE LIABILITY OF STABLY AND ITS LICENSORS, SERVICE PROVIDERS, AND SUPPLIERS UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, EXCEED 25% OF FEES PAID BY CUSTOMER. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. Miscellaneous.

12.1 Further Assurances. On a Party's reasonable request, the other Party shall, at such other Party's sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

12.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

12.3 Public Announcements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, provided, however, that Stably may, without requiring the Customer's consent, include the Customer's name and/or other indicia in its lists of Stably's current or former clients of Stably in promotional and marketing materials.

12.4 Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement have binding legal effect only if in writing and addressed to a Party as follows (or to such other address or such other person that such Party may designate from time to time in accordance with this Section 12.4).

To Stably: 2910 Burnett Ave N
Renton, WA 98056 USA

Facsimile:	+1 253 205 6131
Email:	kory@stably.io
Attention:	Kory Hoang, CEO

To the Customer: 7545 Irvine Center Dr., Ste. 200, Irvine, CA 92618

Facsimile:	+1 949 681 6986
Email:	tan.tran@vemanti.com
Attention:	Tan Tran, CEO

12.5 Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements made in the body of this Agreement, the related exhibits, schedules, attachments, and appendices any other documents incorporated herein by reference, the following order of precedence governs: (a) first, this Agreement, excluding its exhibits, schedules, attachments, and appendices; (b) second, the exhibits, schedules, attachments, and appendices to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

12.6 Assignment. The Customer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Stably's prior written consent, which consent Stably shall not unreasonably withhold or delay. No delegation or other transfer will relieve the Customer of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 12.6 is void. This Agreement is binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

12.7 Force Majeure.

(a) No Breach or Default. In no event will Stably be liable or responsible to the Customer, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments), when and to the extent such failure or delay is caused by any circumstances beyond Stably's reasonable control (a "**Force Majeure Event**"), including acts of God, flood, fire, earthquake, or explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages, or slowdowns or other industrial disturbances, passage of law or any action taken by a governmental or public authority, including imposing an embargo, export, or import restriction, quota or other restriction or prohibition, or any complete or partial government shutdown, or national or regional shortage of adequate power or

telecommunications or transportation. Either Party may terminate this Agreement if a Force Majeure Event continues substantially uninterrupted for a period of 30 days or more.

(b) Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, Stably shall give prompt notice to the Customer, stating the period of time the occurrence is expected to continue and use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

12.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.9 Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by each Party. No waiver by any Party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.10 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.11 Governing law; Arbitration. This Agreement is governed by and construed in accordance with the internal laws of the State of Washington, USA without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of California, USA. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration will be conducted in San Francisco , California USA. The prevailing Party in any such arbitration,

or action to compel arbitration, shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing Party.

12.12 Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Section 7 or, in the case of the Customer, Section 6.2 would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

12.13 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

Connecting Real Assets to the Digital Economy

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

VEMANTI GROUP, INC.	**STABLY CORPORATION**
By:______________________	By:______________________
Name: Tan Tran	Name: Khoi Hoang
Title: CEO	Title: CEO

Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

stably

Connecting Real Assets to the Digital Economy

Annex A

This Annex to the Stably Enterprise Services Agreement (the "**Agreement**") shall serve as the official description and terms of the USDV project (the "**Project**") which is made and entered into by and between Vemanti Group, Inc. (the "**Customer**" or "**Vemanti**"), and Stably Corporation ("**Stably**"), (individually referred to as a "**Party**" or collectively as the "**Parties**"); and

WHEREAS, Stably shall develop a USD-pegged, credit-backed and multi-chain stablecoin (the "**Solution**" or "**USDV**") and license the technology for USDV in perpetuity to the Customer. The Solution shall include Smart Contracts, Software, Documentation, other Work Products and Deliverables as well as any necessary technical integrations with a regulated trust company specified by the Customer for the Project (the "**Trustee**"); and

WHEREAS, the Trustee shall serve as the regulated trustee and shall function as token issuer/redeemer for the Solution. Additionally, all users of the Solution (each a "**User**", or collectively, the "**Users**") must be approved by the Trustee for know-your-client (KYC) and anti-money laundering (AML) verification before they are allowed to fully access the Solution; and

WHEREAS, contingent upon approval by Prime Trust, Stably shall integrate the Solution along with trading features into its Stably Prime custodial wallet platform ("**Stably Prime**"); and

WHEREAS, Stably shall provide ongoing maintenance and support services for the Solution in order to maintain uptime of at least 95% for the Project.

NOW, THEREFORE, the Parties are hereby aligned that the Customer wishes to engage Stably to initiate development and consummate the Project according to the following conditions:

1. **Description of Services.**

   The Parties shall assume the following roles and responsibilities for the Project:

   A. Stably shall develop the Solution for the Customer, including all necessary Software, Documentation, other Work Products and Deliverables as well as technical integrations with the Trustee based on the Customer's specifications, as well as a white label of the Stably Prime platform ("Vemanti Prime") for the Customer, with features including custody, deposit/withdrawal, staking and peer-to-peer (P2P) trading/exchange for various cryptocurrencies;

   B. The Customer shall be the user-facing brand for the Project. The Customer shall also be responsible for growing the Project's adoption, including but not limited to its own Users and partners;

C. All asset custody, funds processing, administration, trustee, fiduciary and compliance services related to the Project shall be provided by First Digital Trust, a Hong Kong-chartered financial institution and licensed trust company, or another qualified custodian or financial institution designated by the Customer as the Trustee for the Project. The Trustee shall set up and manage a stablecoin escrow account to hold cash, cash equivalents and other financial assets according to instructions from the Customer. The Trustee shall also provide final authorization/approval to Stably for every USDV token issuance (minting) and redemption (burning) request.

D. Stably shall not mint or burn USDV tokens without approval from the Trustee nor shall Stably manage or take custody of Users' funds at any time. The Customer, the Customer's designated affiliate or the Trustee shall be responsible for acting as the issuer and/or virtual currency administrator for USDV. Stably shall not be considered as a USDV issuer and/or virtual currency administrator. Additionally, only Users who have been KYC/AML verified by the Trustee may request to deposit/disburse funds to issue/redeem USDV tokens;

E. The Customer shall obtain all necessary regulatory licenses and/or approvals from relevant authorities in each jurisdiction that the Customer operates in, including up to all US states and Canadian provinces, or provide Stably with a legal opinion explaining why the Customer is exempted from obtaining regulatory licenses and/or approvals from relevant authorities in each applicable jurisdiction;

F. Stably shall assume overall management and operational responsibility of the Project's technology stack to ensure daily uptime of at least 95% for the Solution. Stably also assumes responsibility for affiliate tracking information for reward calculation, creating reward distribution instructions for the Customer and record keeping as well as all interactions with blockchain technology, on behalf of the Customer. Customized updates and changes at the request of the Customer, except for blockchain network expansion for USDV, shall not be covered under this Agreement and shall be discussed separately on a case-by-case basis. The Customer is entitled up to six (6) blockchain network expansions annually;

G. The Customer and/or the Customer's designated affiliate shall assume all management and operational responsibility for USDV reward distribution;

H. References to Stably Prime and First Digital Trust in this Agreement refer to Stably's current preferred partners or technology platforms. Nothing in this Agreement restricts Stably or Customer from replacing such partners or platforms as long as such replacements provide substantially similar services and service levels.

Stably Corporation
16912 Coastal Highway
Lewes, DE 19958 - USA
stably.io | info@stably.io

2. **Delivery.**

Each Party shall contribute reasonable efforts and resources within their abilities to ensure that the Deliverables are completed and the Solution will become operational during Q2 and Q3 2021, with the ERC20-based USDV component becoming operational within five (5) business days after the Customer or the Trustee has provided Stably read-only access to the stablecoin escrow account. In addition to monetary payments to Stably from the Customer, each Party also agrees to contribute other non-monetary resources—including but not limited to technology and manpower—to the Project to ensure the Solution is built on time and can be operated in perpetuity.

3. **Intellectual Property.**

The intellectual property ("**IP**") forming the basis of the Project shall consist of the Software, Documentation, other Work Products and Deliverables for the Solution that are developed, owned and contributed to the Project by Stably and/or the Customer.

Stably's existing IP (the "**Background IP**") shall consist of all relevant technical descriptions and source codes to the Solution's blockchain-based smart contracts and tokens (the "**Smart Contracts**"), the Solution's backend infrastructure—including but not limited to operational processes, governance model, cloud-based infrastructure, databases, custom tools, technical descriptions and source codes (the "**Backend**")—as well as the Solution's frontend user interfaces and user experience, including both web-based and mobile applications (the "**Frontend**").

Stably shall license its Background IP as part of the Solution package to the Customer in perpetuity and in exchange, the Customer shall pay Stably the Setup Fee and Revenue Share as detailed in Section 5 of this Annex. Stably shall also place all technical descriptions and source codes for the Background IP in escrow with the Trustee within one year of the execution of this Agreement. In the event that Stably permanently halts its Services and/or ceases to exist, the Trustee shall release the Background IP to the Customer.

Any new IP developed by Stably exclusively for the Customer as part of the Solution package shall be owned by the Customer. Additionally, any branding and marketing assets that the Customer contributes to the Project are also IP owned by the Customer.

4. **Revenue Model.**

The Customer shall have the sole and exclusive discretion to set the Solution's fee schedule for its Users and Stably shall not charge any additional fees to the Users.

The Customer's gross revenue for the Project (the "**Customer Revenue**") is expected to be generated from various sources, including but not limited to fees charged by the Customer to Users, capital gain and interest income earned by the Customer from Users' deposits.

All Customer Revenue shall belong exclusively to the Customer.

5. Deliverables

a. **Launch of USDV.** The launch of USDV ("Project Launch") shall be deemed complete when the following conditions are met:

i. The USDV smart contract is live and effectively deployed to mint and redeem USDV;

ii. Vemanti's account or account for Vemanti's designated affiliate is established at FDT;

iii. The USDV website is active with the functionality required by FDT to facilitate the issuance or redemption of USDV, also including applicable terms of use/terms of service and privacy policy/notice;

iv. The USDV smart contract, website and FDT are fully integrated together to facilitate the manual issuance and redemption of USDV.

b. **Launch of USDV US-Based Trading via Vemanti Prime.** The launch of US-based USDV trading shall be deemed complete when the following conditions are met:

i. The Vemanti Prime platform is live and effectively deployed to enable account registration for US-based and non-US account holders;

ii. Prime Trust has successfully integrated USDV for custody support;

iii. Vemanti Prime account holders are able to manually settle non-atomic P2P USDV trades with each other on the PrimeX settlement network where trade executions are done on a separate messaging group or platform managed by Vemanti or Vemanti's designated affiliate.

6. Fees and Payment.

The Customer agrees to pay Stably a US$35,000 non-refundable setup fee (the "**Setup Fee**"). The Setup fee shall comprise a deposit of $15,000 which shall be paid within five (5) business days of execution of this Agreement, and the remaining $20,000, to be paid

uponProject Launch. Additionally, the Customer agrees to pay Stably US$5,000 per month, beginning the first of the month following Project Launch, and paid the first of each month during the Term. (the "**Monthly Fee**"). All Customer payments e shall be paid in USD.

Stably shall not increase the Monthly Fee for a period of twenty-four (24) months from project launch, unless the Customer requests additional services from Stably that are not already covered by this Agreement.

The Customer or the Users shall be responsible for paying all Trustee fees relating to their respective activities from using the Solution (the "**Trustee Costs**"). The Customer shall also be responsible for paying all Trustee expenses relating to holding the Background IP in escrow.

7. **Non-Disclosure.**

Pursuant to the previously executed Non-Disclosure Agreement (the "**NDA**") dated April 19, 2021, the Parties agree that aspects of this Project are considered a trade secret and therefore are covered by the terms of the NDA.

HELLOSIGN

Audit Trail

TITLE	Amended and Restated Stably Enterprise Services...
FILE NAME	Amended and Resta...ement_Vemanti.pdf
DOCUMENT ID	bd891fb5895a8d509665af41210004fd7a609baf
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	• Completed

Document History

SENT	**06 / 18 / 2021** 08:08:24 UTC	Sent for signature to Tan Tran (tan.tran@vemanti.com) and Kory Hoang (kory@stably.io) from kory@stably.io IP: 113.22.51.150
VIEWED	**06 / 18 / 2021** 14:46:52 UTC	Viewed by Tan Tran (tan.tran@vemanti.com) IP: 68.5.18.228
SIGNED	**06 / 18 / 2021** 14:48:27 UTC	Signed by Tan Tran (tan.tran@vemanti.com) IP: 68.5.18.228
VIEWED	**06 / 18 / 2021** 18:27:53 UTC	Viewed by Kory Hoang (kory@stably.io) IP: 73.109.130.115
SIGNED	**06 / 18 / 2021** 18:28:03 UTC	Signed by Kory Hoang (kory@stably.io) IP: 73.109.130.115
COMPLETED	**06 / 18 / 2021** 18:28:03 UTC	The document has been completed.